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                                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                                     Washington, DC 20549

           FORM 3                                               INITIAL STATEMENT OF BENEFICIAL
                                                                    OWNERSHIP OF SECURITIES


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                                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                                                    Section 17(a) of the
                                                         Public Utility Holding Company Act of 1935
                                                   or Section 30(f) of the Investment Company Act of 1940



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
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                           Statement                     Number of Reporting          or Trading Symbol
Jeeves Investments Ltd.                    (Month/Day/Year)              Person, if an entity
------------------------------------                                     (voluntary)
(Last)            (First)  (Middle)        07/16/2001                                                 Amnis Systems Inc., the
                                                                         N/A                          Issuer's trading symbol is
P.O. Box N-4825, Charlotte House                                                                      "AMNM" and is listed on
------------------------------------                                                                  the OTC Bulletin Board
(Street)

Nassau, Bahamas
------------------------------------
(City)   (State)           (Zip)
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5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
to Issuer (Check all applicable)           Date of Original              Joint/Group Filing (Check
                                           (Month/Day/Year)              Applicable Line)
__ Director       _X__ 10% Owner
                                           N/A                           _X__ Form filed by One
__ Officer (give  ___ Other                                                      Reporting Person
      title below)
(specify below)                                                          ___ Form filed by more
                                                                                 than One Reporting
                                                                                 Person
------------------------------------
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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
    (Instr. 4)                                 Beneficially Owned            Direc (D) or Indirect        Beneficial Ownership
                                               (Instr. 4)                    (I)                          (Instr. 5)
                                                                             (Instr. 5)
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Common Shares                                       1,343,060                         D                           N/A
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        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1.  Title of      2.  Date Exercisable and        3.  Title and Amount of         4.  Conversion   5.  Ownership   6.  Nature of
Derivative        Expiration Date                 Securities Underlying           or Exercise      Form of         Indirect
Security          (Month/Date/Year)               Derivative Security (Instr. 4)  Price of         Derivative      Beneficial
(Instr. 4)        --------------------------------------------------------------  Derivative       Securities:     Ownership
                  Date            Expiration      Title           Amount or       Security         Direct (D) or   (Instr. 5)
                  Exercisable     Date                            Number of                        Indirect (I)
                                                                  Shares                           (Instr. 5)


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Nil
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Explanation of Responses:  N/A


JEEVES INVESTMENTS LTD.

Per:     /s/John King                                                  November 15, 2001
         --------------------------------------------                  --------------------------
         John King, Authorized Signatory                               Date
** Signature of Reporting Person



**       Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and
         15 U.S.C. 78ff(a)

Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient, See Instruction
         6 for procedure.
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